UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 15, 2008

(Date of earliest event reported)

VASCULAR SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-27605

Minnesota	41-1859679
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 Sycamore Court

Minneapolis, Minnesota 55369

(Address of principal executive offices, including zip code)

(763) 656-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Vascular Solutions, Inc. (the “Company”) terminated Deborah L. Neymark, the Company’s Vice President of Regulatory Affairs, Clinical Research and Reimbursement, effective August 15, 2008.

On August 15, 2008, Ms. Neymark and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) that sets forth the terms and conditions under which Ms. Neymark and the Company will terminate Ms. Neymark’s employment relationship with the Company, effective as of August 15, 2008. Under the Separation Agreement, Ms. Neymark will be entitled to receive the following payments: (a) in consideration of Ms. Neymark’s services to the Company and the agreements made pursuant to the Separation Agreement, the Company will continue to pay Ms. Neymark an amount equal to her base salary as a consulting payment in normal biweekly payroll increments from August 15, 2008 through December 31, 2008, subject to Ms. Neymark continuing to provide certain transition services to the Company and complying with the terms of the Separation Agreement; (b) the Company will pay Ms. Neymark’s health insurance premiums through August 31, 2008, and will pay the amounts due under COBRA for the continuation of Ms. Neymark’s health benefits through December 31, 2008; and (c) Ms. Neymark will be paid $17,808.58 for accrued and unused vacation time through August 15, 2008. Receipt of these amounts is also subject to the expiration, without being exercised, of certain rights to rescind the Separation Agreement granted to Ms. Neymark under applicable law. The Separation Agreement also contains a general release of claims against the Company by Ms. Neymark.

A copy of the Separation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Separation Agreement between Company and Deborah L. Neymark.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VASCULAR SOLUTIONS, INC.

By:	/s/ James Hennen
James Hennen Chief Financial Officer

Date:  August 20, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement between Company and Deborah L. Neymark.